Free Writing Prospectus
Filed Pursuant to Rule 433
Dated August 5, 2010
Registration Statement No. 333-167489-01

Free Writing Prospectus dated August 5, 2010

$27,210,000 Class C 2.77% Asset Backed Notes

Ford Credit Auto Owner Trust 2010-B
Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a supplement dated August 5, 2010 to prospectus supplement dated July 27, 2010 to prospectus dated July 23, 2010 which describes the Class C notes issued by the trust.  You should review the supplement, the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the Class C notes.

Ratings

The notes issued by the trust received the indicated ratings from the nationally recognized statistical rating organizations, or "rating agencies," listed below.

	Moody’s	Fitch
Class A-1 notes	P-1	F1+
Class A-2 notes	Aaa	AAA
Class A-3 notes	Aaa	AAA
Class A-4 notes	Aaa	AAA
Class B notes	Aa1	AA
Class C notes	Aa2	A
Class D notes	A1	BBB

_____________________

BofA Merrill Lynch

_____________________

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (800) 294-1322.